Item 77K - Change in Independent Registered Public
Accounting Firm (unaudited)

Legg Mason Partners Global Income Fund

The Fund is a newly organized investment series of the Legg
Mason Partners Income Trust which assumed the assets and liabilities of Legg Mason Global Income Trust (the
"Predecessor Fund") on September 21, 2007. KPMG LLP, an independent public accounting firm, has been selected to audit and report upon the Fund's financial statements and financial highlights for the fiscal year ending December
31, 2007.
 The Predecessor Fund's statement of changes in net assets for the year ended December 31, 2006 and the financial highlights for each of the years in the four-year period ended December 31, 2006 included in this report were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.
 The reports of PricewaterhouseCoopers LLP on the Predecessor Fund's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with PricewaterhouseCoopers LLP during the Predecessor Fund's two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.